Press Release For immediate release
Invesco Ltd. Announces January 31, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, February 11, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,218.7 billion, a decrease of 0.6% versus previous month-end. The decrease was driven by unfavorable market returns, net outflows in non-management fee earning AUM, and roughly equal impacts from long-term AUM net outflows and foreign exchange, which were partially offset by net inflows in money market AUM and reinvested distributions.  FX decreased AUM by $1.1 billion. Preliminary average total AUM for the quarter through January 31 were $1,235.5 billion, and preliminary average active AUM for the quarter through January 31 were $933.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2020(a)	$1,218.7	$586.5	$287.4	$66.9	$93.5	$184.4
December 31, 2019	$1,226.2	$598.8	$283.5	$67.3	$91.4	$185.2
November 30, 2019	$1,201.9	$582.6	$281.6	$65.7	$88.4	$183.6
October 31, 2019	$1,195.2	$567.9	$282.0	$65.4	$94.1	$185.8
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2020(a)	$920.3	$369.5	$227.7	$66.0	$93.5	$163.6
December 31, 2019	$929.2	$381.7	$224.6	$66.4	$91.4	$165.1
November 30, 2019	$911.6	$372.8	$221.2	$64.9	$88.4	$164.3
October 31, 2019	$911.6	$366.0	$220.8	$64.6	$94.1	$166.1
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

January 31, 2020(a)	$298.4	$217.0	$59.7	$0.9	$—	$20.8
December 31, 2019	$297.0	$217.1	$58.9	$0.9	$—	$20.1
November 30, 2019	$290.3	$209.8	$60.4	$0.8	$—	$19.3
October 31, 2019	$283.6	$201.9	$61.2	$0.8	$—	$19.7

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.
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